FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:

                                BID HIT.COM, INC.

             (Exact name of registrant as specified in its charter)

1020-30 Brookstown Ave.                                             336-723-0908
Winston-Salem, N.C. 27101

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Shares
            (Title of each class of securities covered by this Form)

                                      None.

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains) Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i) [ ]                   Rule 12h-3(b)(1)(i)  [ ]
         Rule 12g-4(a)(l)(ii)[X]                   Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i) [_]                   Rule 12h-3(b)(2)(i)  [_]
         Rule 12g-4(a)(2)(ii)[_]                   Rule 12h-3(b)(2)(ii) [_]
                                                   Rule     15d-6       [_]


Approximate number of holders of record as of the certification or notice date: 53

Pursuant to the requirements of the Securities Exchange Act of 1934 Arbutus International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.





Date: NOV. 7, 2005                           /s/ JOE V. OVERCASH
                                             -----------------------------------
                                             JOE V. OVERCASH,
                                             President and Chairman of the
                                             Board of Directors
                                             (PRINCIPAL EXECUTIVE OFFICER)